Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

First Quarter 2016 Investor Update

–Progress across priority opportunities, including two Phase IIb trials underway, and lesinurad license establishes new uncontrolled gout franchise –

– LINZESS® (linaclotide) U.S. net sales increased ~44% to $137 million in 1Q 2016 compared to 1Q 2015; on track to exceed $1 billion in net sales by 2020 –

–Ironwood revenue increased 128% to $66 million in 1Q 2016, primarily driven by continued growth in LINZESS net sales and profitability; Ironwood on track to achieve positive cash flow in 2018 –

CAMBRIDGE, Mass., May 9, 2016 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotechnology company, today provided an update on its first quarter 2016 results and recent business activities.

“In the first few months of 2016, Ironwood made significant progress building a top-performing commercial biotech company. We delivered strong operational performance, advanced a second program into Phase IIb trials, and executed a license agreement that leverages our strong commercial capabilities and puts us on track for at least five U.S. commercial product launches by 2020,” said Peter Hecht, chief executive officer of Ironwood. “The quarter’s results also demonstrate continued strong LINZESS growth: more than 4.5 million prescriptions have now been filled by more than 1 million patients since launch, and market research has shown high physician and patient satisfaction with LINZESS as an effective and safe treatment option for adults suffering from IBS-C or CIC.”

First Quarter 2016 and Recent Highlights

Irritable Bowel Syndrome with Constipation (IBS-C) / Chronic Idiopathic Constipation (CIC) Franchise

Ironwood estimates its IBS-C/CIC franchise, including LINZESS and linaclotide colonic release (if approved), which are jointly owned in the U.S. by Ironwood and Allergan with both companies sharing equally in any profits or losses, may represent a peak U.S. sales opportunity exceeding $2 billion, with additional global potential.

▪                 LINZESS. U.S. net sales, as provided by Allergan, were $137.1 million in the first quarter of 2016, a 44% increase compared to the first quarter of 2015.

–                Nearly 600,000 total LINZESS prescriptions were filled in the first quarter of 2016, a 30% increase compared to the first quarter of 2015, according to IMS Health.

–                Net profit for the LINZESS U.S. brand collaboration, including commercial and research and development (R&D) expenses, was $58.4 million in the first quarter of 2016.

–                LINZESS commercial margin was 55% in the first quarter of 2016, compared to 39% in the first quarter of 2015.

–                Ironwood and Allergan launched a new direct to consumer marketing campaign, and the companies increased LINZESS managed care coverage and expanded the entry into new market segments including long term care.

–                Ironwood and Allergan continue to expect to launch a 72 mcg dose of linaclotide in early 2017, if approved. The companies anticipate that the 72 mcg dose will accelerate physician prescribing of LINZESS within the large, heterogeneous adult CIC patient population.

▪                 Linaclotide Colonic Release. A Phase IIb clinical trial is enrolling patients, with data expected in the second half of 2016. This second-generation guanylate cyclase-C (GC-C) agonist product candidate has the potential to provide greater and faster abdominal pain relief in adult IBS-C patients and to expand the IBS-C and CIC market, if approved.

Refractory Gastroesophageal Reflux Disease (GERD) Franchise

▪                 IW-3718. Ironwood initiated a dose-ranging Phase IIb clinical trial with IW-3718, a wholly-owned asset, for the potential treatment of refractory GERD. Data from the Phase IIb trial are expected in 2017. If approved, Ironwood estimates peak sales for IW-3718 may exceed $2 billion.

Uncontrolled Gout Franchise

On April 26, Ironwood announced that it signed a licensing agreement with AstraZeneca for the exclusive U.S. rights to all products containing lesinurad. This includes FDA-approved ZURAMPIC® (lesinurad 200mg tablets) as well as a fixed-dose combination of lesinurad and allopurinol, which AstraZeneca plans to submit for FDA regulatory review in the second half of 2016.

For as many as two million gout patients in the U.S., treatment with a xanthine oxidase inhibitor (XOI) such as allopurinol to decrease production of uric acid is not sufficient to achieve treatment goals. ZURAMPIC complements XOI therapy by increasing excretion of uric acid and is indicated for use in combination with an XOI for the treatment of hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy.

The transaction is expected to close in the second quarter of 2016, and Ironwood expects to launch ZURAMPIC in the middle of the second half of 2016.

Vascular and Fibrotic Franchise

Ironwood is leveraging its pharmacologic expertise in guanylate cyclases to advance soluble guanylate cyclase (sGC) stimulators for the potential treatment of vascular and fibrotic diseases.

Ironwood believes this opportunity has the potential to deliver multiple products, a number of which could generate peak sales exceeding $1 billion if approved. All vascular and fibrotic assets are wholly-owned by Ironwood. Highlights during the first quarter and recent period include:

▪                 IW-1701. Ironwood announced positive top-line results from a Phase Ia study of IW-1701 and is in the process of initiating a Phase Ib multiple ascending dose study, with topline data expected in the second half of 2016.

▪                 IW-1973. Ironwood is currently enrolling healthy volunteers in a Phase Ib clinical study with IW-1973 designed to assess its safety, tolerability, pharmacokinetic profile and pharmacodynamic effects. Data from this study are expected in the second half of 2016.

▪                 Data from pre-clinical and early clinical studies of these compounds are being presented at several scientific conferences this spring.

Ironwood expects to initiate multiple Phase II studies with its sGC stimulators this year.

Additional Programs

Diabetic Gastroparesis

IW-9179. Ironwood previously announced that top-line data from an exploratory Phase IIa clinical study indicated IW-9179 did not meaningfully reduce the severity of symptoms in patients with diabetic gastroparesis and it will discontinue development of IW-9179 for gastroparesis.

Global Collaborations and Partnerships

Ironwood’s strong U.S. commercial organization successfully introduced LINZESS to the market with its partner Allergan and expects to commercialize multiple important products in the U.S. over time. Ironwood expects to out-license ex-U.S. commercialization rights to its pipeline product candidates. Highlights during the first quarter and recent period include:

▪                 Astellas Pharma Inc. filed for approval with the Ministry of Health, Labor and Welfare to market linaclotide in Japan for IBS-C in adult patients, which resulted in Ironwood earning a $15 million development milestone payment, which was received in the first quarter.

▪                 Ironwood and AstraZeneca AB filed for approval with the China Food and Drug Administration to market linaclotide in China for the treatment of adult patients with IBS-C.

▪                 Ironwood continued co-promoting Allergan’s VIBERZI™ (eluxadoline) for adults suffering from IBS with diarrhea (IBS-D) and Exact Sciences’ Cologuard® noninvasive stool DNA screening test for colorectal cancer, in the U.S. Both partnerships represent productive and efficient utilization of Ironwood’s commercial capabilities and continue to generate incremental revenues.

Corporate and Financials

▪                 Collaborative Arrangements Revenue

–                Collaborative arrangements revenue was $66.0 million in the first quarter of 2016 compared to $28.9 million in the first quarter of 2015. Revenue primarily consisted of

$46.6 million in revenue associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., compared to $25.1 million in the first quarter of 2015.

–                Ironwood recognized $12.9 million in revenue of the $15.0 million milestone payment from Astellas during the first quarter of 2016.

▪                 Operating Expenses

–                Operating expenses were $68.0 million in the first quarter of 2016 as compared to $57.0 million in the first quarter of 2015.  Operating expenses in the first quarter of 2016 consisted of $31.8 million in R&D expenses, and $36.2 million in selling, general and administrative (SG&A) expenses.  Non-cash share-based compensation expenses recorded in R&D and SG&A expenses in the first quarter of 2016 were $2.5 million and $4.3 million, respectively.

▪                 Other Expense

–                Interest Expense. Net interest expense was $9.7 million in the first quarter of 2016, in connection with the company’s $175 million debt financing executed in January 2013 and the approximately $336 million convertible debt financing executed in June 2015. Interest expense recorded in the first quarter of 2016 includes $6.3 million in cash expense and $3.6 million in non-cash expense.

–                Gain/Loss on Derivatives. Ironwood records a gain/loss on derivatives related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing in June 2015. A loss on derivatives of $1.6 million was recorded in the first quarter of 2016.

▪                 Net Loss

–                GAAP net loss was $13.3 million, or $0.09 per share, in the first quarter of 2016, as compared to $33.2 million, or $0.24 per share, in the first quarter of 2015. Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt. Non-GAAP net loss was $11.7 million, or $0.08 per share, in the first quarter of 2016, as compared to $33.2 million, or $0.24 per share, in the first quarter of 2015. See Non-GAAP Financial Measures below.

▪                 Cash Position

–                Ironwood ended the first quarter of 2016 with $434 million of cash, cash equivalents and available-for-sale securities, a decrease of $5 million from the end of the fourth quarter of 2015. Ironwood generated $0.2 million in cash from operating activities during the first quarter of 2016. In contrast, in the first quarter of 2015, Ironwood used $36 million of cash for operations.

▪                 2016 Financial Guidance

In 2016, Ironwood expects:

–                            Use of less than $70 million in cash for operations in 2016, revised as of April 26, 2016, at the time of the lesinurad deal announcement, from less than $60 million as previously guided.

–                            Combined Allergan and Ironwood total 2016 marketing and sales expenses for LINZESS to be in the range of $230 million to $260 million.

On its second quarter 2016 investor update, following the closing of the lesinurad transaction, Ironwood expects to update its guidance for total annual operating expenses for 2016, including both R&D and SG&A expenses.

Non-GAAP Financial Measures

The company presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market. These gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Monday, May 9, to discuss its first quarter of 2016 results and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 89241099. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on May 9, running through 11:59 p.m. Eastern Time on May 16, 2016. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 89241099. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are advancing an innovative pipeline of medicines in multiple areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), vascular and fibrotic diseases, and refractory gastroesophageal reflux disease, among others. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit

www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Allergan plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Allergan for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Allergan plc for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA.

About ZURAMPIC® (lesinurad) 200mg tablets

ZURAMPIC® (lesinurad) works selectively to complement xanthine oxidase inhibitors (XOIs) in the treatment of hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins uric acid transporter 1 (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. In humans, it does not inhibit OAT1 and OAT3, which are drug transporters in the kidney associated with drug-drug interactions. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone. The boxed warning for ZURAMPIC states that acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone and reinforces that ZURAMPIC should be used in combination with an XOI.

LINZESS Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•                 LINZESS is contraindicated in pediatric patients under 6 years of age.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                 Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•                 In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:  http://www.allergan.com/assets/pdf/linzess_pi

ZURAMPIC Important Safety Information and Limitations of Use

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                 Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                 ZURAMPIC should be used in combination with an XOI

Contraindications:

•                 Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min, and evaluate for signs and symptoms of acute uric acid nephropathy. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min

•                 Cardiovascular events: Major adverse cardiovascular events were observed with ZURAMPIC; a causal relationship has not been established

Adverse Reactions:

•                 Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                 ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                 ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at: http://www.azpicentral.com/zurampic/zurampic.pdf.

VIBERZI Important Safety Information

Contraindications

•     Known or suspected biliary duct obstruction, or sphincter of Oddi disease or dysfunction; a history of pancreatitis; structural diseases of the pancreas.

•     Alcoholism, alcohol abuse, alcohol addiction, or drink more than 3 alcoholic beverages per day.

•     Severe hepatic impairment.

•     A history of chronic or severe constipation or sequelae from constipation, or known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Sphincter of Oddi Spasm:

•    There is a potential for increased risk of sphincter of Oddi spasm, resulting in pancreatitis or hepatic enzyme elevation associated with acute abdominal pain (eg, biliary-type pain) with

VIBERZI.  These events were reported in less than 1% of patients receiving VIBERZI in clinical trials.

•    Patients without a gallbladder are at increased risk. Consider alternative therapies before using VIBERZI in patients without a gallbladder and evaluate the benefits and risks of VIBERZI in these patients.

•    Inform patients without a gallbladder that they may be at increased risk for symptoms of sphincter of Oddi spasm, such as elevated liver transaminases associated with abdominal pain or pancreatitis, especially during the first few weeks of treatment. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms of sphincter of Oddi spasm.

Pancreatitis:

•    There is a potential for increased risk of pancreatitis not associated with sphincter of Oddi spasm; such events were reported in less than 1% of patients receiving VIBERZI in clinical trials, and the majority were associated with excessive alcohol intake. All pancreatic events resolved upon discontinuation of VIBERZI.

•    Instruct patients to avoid chronic or acute excessive alcohol use while taking VIBERZI. Monitor for new or worsening abdominal pain that may radiate to the back or shoulder, with or without nausea and vomiting, associated with elevations of pancreatic enzymes. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms suggestive of pancreatitis.

Adverse Reactions

•    The most commonly reported adverse reactions (incidence >5% and greater than placebo) were constipation, nausea, and abdominal pain.

Please see full Prescribing Information for VIBERZI: http://www.allergan.com/assets/pdf/viberzi_pi

LINZESS® and CONSTELLA® are trademarks owned by Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch and commercial potential of linaclotide, lesinurad, our product candidates and the other products that we promote and the drivers, timing, impact and results thereof; the benefits anticipated from the addition of the gout franchise to Ironwood’s portfolio; the timing of the closing of the lesinurad transaction; market size, growth and opportunity, including peak sales and the potential demand for linaclotide, lesinurad and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide, lesinurad and our product candidates; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; the potential for, and timing of, regulatory submissions and approvals for linaclotide, lesinurad and our product candidates; expected periods of patent exclusivity; the strength of the intellectual property protection for linaclotide, lesinurad and our product candidates; potential business development activity and the timing and impact thereof; our potential for rapid, sustainable, high-margin growth; and 2016 financial performance and results, and guidance and expectations related thereto, including expectations regarding the need for future financings, cash flows (including cash use for operations), LINZESS profitability, operating expenses, revenue growth, operating leverage, commercial margin and LINZESS net sales and marketing and sales expense, net interest expense, and the timing of providing updated financial guidance. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risk that the lesinurad transaction does not close or is delayed; the risk that we are unable to successfully integrate lesinurad into our existing business or are unable to realize the anticipated benefits of the lesinurad transaction; those related to the effectiveness of commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory authorities; the risk that we may never get sufficient patent protection for linaclotide and our product candidates; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize LINZESS, within the guided ranges; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2015, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S.LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Mary T. Conway, 617-768-2628
Director, Corporate Communications	Investor Relations
tmorrison@ironwoodpharma.com	maconway@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash, cash equivalents and available-for-sale securities	$434,452	$439,394
Accounts receivable, net	53,018	54,518
Prepaid expenses and other current assets	7,731	6,293
Restricted cash, current portion	500	-
Total current assets	495,701	500,205
Property and equipment, net	19,446	21,075
Convertible note hedges	77,688	86,466
Other assets	10,490	11,375
Total assets	$603,325	$619,121
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$30,431	$36,135
Current portion of capital lease obligations	2,447	2,631
Current portion of deferred rent	7,684	5,544
Current portion of deferred revenue	9,309	7,191
Current portion of long-term debt	28,242	24,964
Total current liabilities	78,113	76,465
Capital lease obligations	253	306
Deferred rent	7,131	6,395
Deferred revenue	-	1,798
Other liabilities	10,120	10,120
Note hedge warrants	68,193	75,328
Convertible notes	223,908	220,620
Long-term debt	124,672	132,964
Total stockholders’ equity	90,935	95,125
Total liabilities and stockholders’ equity	$603,325	$619,121

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Collaborative arrangements revenue	$66,042	$28,932
Cost and expenses:
Cost of revenue	—	12
Research and development	31,842	26,641
Selling, general and administrative	36,168	30,346
Total cost and expenses	68,010	56,999
Loss from operations	(1,968)	(28,067)
Other (expense) income:
Interest expense, net	(9,686)	(5,155)
Loss on derivatives	(1,643)	—
Other expense, net	(11,329)	(5,155)

GAAP net loss	$(13,297)	$(33,222)

GAAP net loss per share — basic and diluted	$(0.09)	$(0.24)

	Three Months Ended March 31,
	2016	2015
Non-GAAP net loss	$(11,654)	$(33,222)

Non-GAAP net loss per share — basic and diluted	$(0.08)	$(0.24)

Weighted average number of common shares used in net loss per share — basic and diluted	143,593	141,278

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2016	2015
GAAP net loss	$(13,297)	$(33,222)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	1,643	—
Non-GAAP net loss	$(11,654)	$(33,222)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2016	2015
GAAP net loss per share — basic and diluted	$(0.09)	$(0.24)
Adjustments to GAAP net loss per share (as detailed above)	0.01	—
Non-GAAP net loss per share — basic and diluted	$(0.08)	$(0.24)

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
LINZESS U.S. net sales	$137,137	$95,489
Commercial costs and expenses[2]	62,149	58,151
Net profit on sales of LINZESS	$74,988	$37,338
Commercial Margin[3]	55%	39%

Ironwood’s share of net profit	$37,494	$18,669
Ironwood’s selling, general and administrative expenses[4]	9,153	7,688
Profit share adjustment[5]	—	(1,220)
Ironwood’s collaborative arrangement revenue	$46,647	$25,137

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended March 31, 2016, net profit for the U.S. LINZESS brand collaboration with Allergan was $58.4 million, calculated by subtracting $62.1 million in commercial costs and expenses and $16.6 million in research and development expenses, from LINZESS U.S. net sales of $137.1 million.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as net profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

5  Ironwood or Allergan may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.